Exhibit 3.1(c)

THIRD CERTIFICATE OF AMENDMENT

OF

Fourth amended and restated

CERTIFICATE OF INCORPORATION

OF

AEON BIOPHARMA, INC.,

a Delaware corporation

AEON Biopharma, Inc., a Delaware corporation (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST:  The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Fourth Amended and Restated Certificate of Incorporation of the Corporation filed with the Delaware Secretary of State of the State on April 19, 2017, as amended December 18, 2019 and January 8, 2020 (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Section B.4(b)(i) of Article IV of the Certificate be amended and restated in its entirety to read as follows:

(a)	Automatic Conversion.

(i)

Each share of Preferred Stock shall automatically be converted into shares of Common Stock based on the applicable Conversion Price at the time in effect (except as set forth in Section B.4(b)(ii) below) upon the earlier of (A) immediately prior to the Corporation’s closing, and conditioned upon such closing, of the sale of Common Stock in an underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) at a public offering price per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Common Stock) of not less than (w) $7.3097 minus the sum of (x) the fair market value of the per unit membership interest of Alphaeon 1 LLC, a Delaware limited liability company, as determined by the Board of Directors of this Corporation in good faith (the “A-1 Per Unit Price”) plus (y) the fair market value of the per unit membership interest of Alphaeon Credit HoldCo LLC, a Delaware limited liability company, as determined by the Board of Directors of this Corporation in good faith (the “AC Per Unit Price”) plus (z) the fair market value of the per unit membership interest of Zelegent HoldCo LLC, a Delaware limited liability company, as determined by the Board of Directors of this Corporation in good faith (together with the A-1 Per Unit Price and the AC Per Unit Price, the “Aggregate Spin-Out Value”), and yielding net proceeds (after discounts and commissions) to the Corporation of at least $50 million (a “Qualified Public Offering”), or (B) on the date specified by affirmative vote at a meeting or by written consent, as provided by law, from the Preferred Supermajority.

RESOLVED FURTHER, that the definition of “Series A Original Issue Price” be amended in its entirety to read as follows: “Series A Original Issue Price” shall mean a price per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares) equal to (i) $5.4779 minus (ii) the Aggregate Spin-Out Value.

RESOLVED FURTHER, that the definition of “Series B Original Issue Price” be amended in its entirety to read as follows: “Series B Original Issue Price” shall mean a price per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares) equal to (i) $7.3097 minus (ii) the Aggregate Spin-Out Value.

SECOND:That thereafter, the holders of the necessary number of shares of capital stock of the Corporation gave their written consent in favor of the foregoing amendment in accordance with the provisions of Section 228 of the DGCL.

THIRD:That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AEON Biopharma, Inc. has caused this Certificate of Amendment to be signed this 30th day of September, 2020.

/s/ Vikram Malik
Vikram Malik
Acting President